     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1996.

                                                  REGISTRATION NO. 333-_________
- --------------------------------------------------------------------------------
                  U.S.  SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                             ------------------

                                  FORM S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ------------------

                            POSITRON CORPORATION
           (Exact name of registrant as specified in its charter)


              TEXAS                                      76-0083622
    (State or other jurisdiction            (I.R.S. Employer Identification No.)
  of incorporation or organization)

                             ------------------

                            16350 PARK TEN PLACE
                            HOUSTON, TEXAS 77084
                               (713) 492-7100

        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             DR. WERNER J. HAAS
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            POSITRON CORPORATION
                            16350 PARK TEN PLACE
                            HOUSTON, TEXAS 77084
                               (713) 492-7100

          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ------------------

                                  Copy to:

                        Copies of communications to:

                              A. WINSTON OXLEY
                           VINSON & ELKINS L.L.P.
                          3700 TRAMMELL CROW CENTER
                              2001 ROSS AVENUE
                          DALLAS, TEXAS 75201-2975
                               (214) 220-7700

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                             ------------------

                        CALCULATION OF REGISTRATION FEE


- -------------------------------------------------------------------------------------------------------------------------
   Title of each class                                Proposed maximum         Proposed maximum
   of securities to be         Amount to be          offering price per       aggregate offering          Amount of
       registered               registered                  unit                   price(1)           registration fee
- -------------------------------------------------------------------------------------------------------------------------
 Common Stock, par
 value $.01 per share
 (2)(3)                          2,897,267                 $5.83                 $16,891,066             $ 5,825
- -------------------------------------------------------------------------------------------------------------------------
 TOTAL REGISTRATION FEE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $ 5,825
- -------------------------------------------------------------------------------------------------------------------------

(1) Determined pursuant to Rule 457(g) based on the exercise price of the Redeemable Warrants.

(2) Represents 2,897,267 shares of Common Stock that may be offered from time to time upon exercise of Redeemable Warrants previously issued by the Company as a part of its initial public offering. 3,018,750 shares of Common Stock that may be offered from time to time upon exercise of the Redeemable Warrants previously issued by the Company as a part of its initial public offering have previously been registered on the registrant's Registration Statement on Form S-3 (file no. 33-68722). Pursuant to Rule 429, the prospectus contained herein also relates to all of such previously registered shares of Common Stock.

(3) In addition, this includes an indeterminate number of additional shares of Common Stock which may be issued, as provided in the Redeemable Warrants, in the event the Redeemable Warrants become exercisable for additional shares of Common Stock.

                             ------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                               EXPLANATORY NOTES

         The securities covered by this Registration Statement are 2,897,267 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), issuable upon the exercise of the Company's outstanding Redeemable Warrants. As a part of the Company's initial public offering, the Company issued 1,946,775 Redeemable Warrants. As originally issued, each Redeemable Warrant entitled the holder to purchase two shares of Common Stock at a price of $8.25 per share, with the outstanding Redeemable Warrants being exercisable in the aggregate for 3,893,550 shares of Common Stock. On April 4, 1994, the terms of the Redeemable Warrants were amended and restated so as to affect a split of the Redeemable Warrants pursuant to which the number of outstanding Redeemable Warrants was increased from 1,946,775 to 3,893,550 and the number of shares of Common Stock for which each redeemable Warrant is exercisable was reduced from two to one. As amended and restated, each Redeemable Warrant entitles the holder to purchase one share of Common stock at a price of $8.25 per share. The Redeemable Warrants are entitled to the benefit of adjustments in exercise price and in the number of shares of Common Stock issuable upon the exercise thereof in the event of certain dilutive transactions. As of the date of this Registration Statement, as a result of the anti-dilution provisions contained in the Redeemable Warrants, the Redeemable Warrants are currently exercisable for an aggregate of 5,916,017 shares of Common Stock at an exercise price of $5.83 per share.

         The registrant has, contemporaneously with the filing of this Registration Statement, also filed a Post Effective Amendment No. 2 to convert the registrant's Registration Statement on Form SB-2 (file no. 33-68722) to a Registration Statement on Form S-3 (the "Prior Registration Statement"). The Prior Registration Statement relates to remaining 3,018,750 shares of Common Stock issuable upon the exercise of the Redeemable Warrants. Pursuant to Rule 429, the Prospectus contained in this Registration Statement relates to the shares of Common Stock issuable upon the exercise of the Redeemable Warrants as such are covered by this Registration Statement and the Prior Registration Statement.

***************************************************************************
*                                                                         *
*  Information contained herein is subject to completion or amendment. A  *
*  registration statement relating to these securities has been filed     *
*  with the Securities and Exchange Commission. These securities may not  *
*  be sold nor may offers to buy be accepted prior to the time the        *
*  registration statement becomes effective. This prospectus shall not    *
*  constitute an offer to sell or the solicitation of an offer to buy     *
*  nor shall there be any sale of these securities in any State in which  *
*  such offer, solicitation or sale would be unlawful prior to            *
*  registration or qualification under the securities laws of any such    *
*  State.                                                                 *
*                                                                         *
***************************************************************************



                   SUBJECT TO COMPLETION DATED JUNE 12, 1996


PROSPECTUS

                             POSITRON CORPORATION
                       5,916,017 Shares of Common Stock

                             ------------------

         This Prospectus relates to 5,916,017 shares of Common Stock, $.01 par value per share (the "Common Stock"), of Positron Corporation (the "Company") issuable upon exercise of the Company's outstanding redeemable warrants (the "Redeemable Warrants").

         In December of 1993, the Company as a part of its initial public offering issued 1,946,775 Redeemable Warrants pursuant to a Warrant Agreement dated December 3, 1993. As originally issued each Redeemable Warrant entitled the holder to purchase two shares of Common Stock at a price of $8.25 per share. On April 4, 1994, the terms of the Warrant Agreement and the Redeemable Warrants were amended and restated so as to affect a split of the Redeemable Warrants pursuant to which the number of outstanding Redeemable Warrants was increased from 1,946,775 to 3,893,550 and the number of shares of Common Stock for which each Redeemable Warrant is exercisable was reduced from two to one. As amended and restated, each Redeemable Warrant entitles the holder to purchase one share of Common Stock at a price of $8.25 per share and is exercisable commencing December 3, 1994 until December 3, 1998, and is redeemable by the Company at a redemption price of $.125 per Redeemable Warrant at any time after March 3, 1995 on 30 days prior written notice, provided that the market price of the Common Stock equals or exceeds $13.20, for the 20 consecutive trading days ending within 10 days prior to the notice of redemption. The Redeemable Warrants are entitled to the benefit of adjustments in exercise price and in the number of shares of Common Stock issuable upon the exercise thereof in the event of certain dilutive transactions. As of the date of this Prospectus, as a result of the anti-dilution provisions contained in the Redeemable Warrants, the Redeemable Warrants are currently exercisable for an aggregate of 5,916,017 shares of Common Stock at an exercise price of $5.83 per share.

         The Company's Common Stock and the Redeemable Warrants are currently listed on the NASDAQ National Market System under the symbols "POSI" and "POSIW," respectively.

                             ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS.  ANY  REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

- ---------------------------------------------------------------------------------------------------------
                                                                                           Proceeds to
                                  Price to Public             Commissions(1)              Company(2)(3)
- ---------------------------------------------------------------------------------------------------------
 Per Share                             $5.83                      $.2915                     $5.5385
- ---------------------------------------------------------------------------------------------------------
 Total(3)                                                       $1,724,518                 $32,765,861
- ---------------------------------------------------------------------------------------------------------

(1) Represents the compensation that would be payable to Josephthal Lyon & Ross Incorporated ("JL&R") should JL&R solicit the exercise of the Redeemable Warrants. See "Plan of Distribution" for information concerning compensation payable to JL&R.

(2)      Before deducting estimated expenses of $64,000 payable by the Company.

(3) It is not known how many shares of Common Stock, if any, will be purchased pursuant to exercises of the Redeemable Warrants; therefore, such amounts have been estimated assuming exercise of all of the Redeemable Warrants.

                             ------------------


__________________, 1996

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM POSITRON CORPORATION, 16350 PARK TEN PLACE, HOUSTON, TEXAS 77084,
ATTENTION: DAVID O. RODRIGUE, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY (TELEPHONE: (713) 492-7100). IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, POTENTIAL INVESTORS SHOULD ALLOW FIVE BUSINESS DAYS FOR DELIVERY. SEE "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                             AVAILABLE INFORMATION

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. If given or made, such representations must not be relied upon as having been authorized by the Company. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the Nasdaq National Market System and certain of such materials may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed a Registration Statement on Form S-3 (file no. 33-68722) under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission with respect to certain of the securities offered hereby (the "Prior Registration Statement"). In addition, the Company has filed an
additional Registration Statement on Form S-3 (file no.                     )
under the Securities Act, with respect to certain other of the securities offered hereby (the "Additional Registration Statement"). Pursuant to Rule 429, this Prospectus relates to the securities covered by both the Prior Registration Statement and the Additional Registration Statement (collectively, the "Registration Statements"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain of the information contained in the Registration Statements and the exhibits thereto. For further information with respect to the Company and the securities being offered pursuant to this Prospectus, reference is hereby made to the Registration Statements, including the exhibits filed as part thereof or incorporated by reference therein. Statements contained in this Prospectus concerning the provisions of certain documents filed with, or incorporated by reference in, either of the Registration Statements are not necessarily complete, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statements, including the documents incorporated by reference therein or exhibits thereto, may be obtained upon payment of the prescribed rates at the offices of the Commission.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (i) Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995;

         (ii) Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996; and

         (iii) The description of the Company's capital stock contained in the Company's registration statements filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description filed with the Commission pursuant to Section 13 of the Exchange Act.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to David O. Rodrigue, Vice President, Chief Financial Officer and Secretary, at the Company's principal executive offices.

                                  THE COMPANY

         Positron Corporation designs, manufactures, markets and services its POSICAM(TM) systems, advanced medical imaging devices, which utilize positron emission tomography ("PET") technology. Unlike other currently available imaging technologies, PET technology permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. POSICAM(TM) systems incorporate patented and proprietary technology, enabling physicians to diagnose and treat patients in the areas of cardiology, neurology and oncology. The United States Food and Drug Administration approved the initial POSICAM(TM) system for marketing in 1985, and as of the date of this Prospectus, the Company has sold 19 POSICAM(TM) systems, of which 15 are currently operational in leading medical facilities in the United States, two are installed in the international medical institutions and two are no longer operational. The Company presently markets its POSICAM(TM) systems at prices ranging from $1.0 million to $1.8 million depending upon the configuration and equipment options of the particular system.

         PET technology is an advanced imaging technique which permits the measurement of the biological processes of organs and tissues as well as producing anatomical and structural images. Other advanced imaging techniques, such as magnetic resonance imaging ("MRI") and computerized axial tomography ("CAT scans"), produce anatomical and structural images, but do not image or measure biological processes. The ability to measure biological abnormalities in tissues and organs allows physicians to detect disease at an early stage and provides physicians with information, which would otherwise be unavailable, to diagnose and manage the treatment of disease.

         Commercial utilization of PET technology commenced in the mid-1980s and the Company is one of three major commercial manufacturers of PET imaging systems in the United States. Although the other two major manufacturers are substantially larger companies, the Company believes that its POSICAM(TM) systems have proprietary operational and performance characteristics which give it certain performance advantages over other commercially available PET systems. Such performance advantages include the POSICAM(TM) systems' high count rate sensitivity which results in faster and more accurate imaging, an enhanced ability to use certain types of radiopharmaceuticals and minimize patient exposure to radiation and its ability to minimize false positive and false negative diagnoses of disease. Based on industry information, the Company estimates that 67 PET systems have been commercially installed in the United States. The Company estimates 65 of these systems are currently being used in medical institutions. Of the 67 PET systems, the Company has sold and installed 17 PET systems (15 of which are currently operational), and the Company believes that the other two major manufacturers of commercial PET systems have together sold and installed 36 PET systems.

         The Company's primary focus to date has been on the clinical cardiology market, where its POSICAM(TM) systems have been used to assess the effect of arterial blockages and heart damage due to heart attacks. In 1994 and 1995, the Company made technological advances which allowed it to market its products to the neurological and oncological markets as well. Neurological applications of POSICAM(TM) systems include diagnoses of certain brain disorders, such as epileptic seizures, dementia, stroke, Alzheimer's disease, Pick's disease and Parkinson's disease. In oncology, POSICAM(TM) is used in the diagnosis and evaluation of tumors of the bone and various organs and tissues such as the brain, colon and breast.

         The Company was incorporated under Texas law on December 20, 1983, and commenced commercial operations in 1986. The Company's executive officers are located at 16350 Park Ten Place, Houston, Texas 77084, and its telephone number is (713) 492-7100.

                                  RISK FACTORS

         THE OFFERED SECURITIES INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE RISK FACTORS SET FORTH IN ITEM 1 "DESCRIPTION OF BUSINESS--RISK ASSOCIATED WITH BUSINESS ACTIVITIES" CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995.

                           FORWARD LOOKING STATEMENTS

         As identified therein, certain of the documents incorporated herein by reference do and will contain statements that are forward looking statements that involve risks and uncertainties. Accordingly, as described therein, no assurances can be given that the actual events and results will not be materially different from the anticipated events and results described in the forward looking statements.

                                USE OF PROCEEDS

         All net proceeds received by the Company from the exercise of the Redeemable Warrants will be considered uncommitted funds that will be used by the Company for general corporate purposes or for acquisitions.

             DESCRIPTION OF CAPITAL STOCK AND OPTIONS AND WARRANTS

         The Company is incorporated under the laws of the State of Texas. Under its Articles of Incorporation, the Company is authorized to issue 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and 15,000,000 shares of Common Stock, par value $.01 per share. As of the date of this Prospectus, there are 3,637,320 shares of Common Stock and 2,691,992 shares of Series A 8% Cumulative Convertible Redeemable Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") issued and outstanding. Except for the issued and outstanding Series A Preferred Stock, as of the date of this Prospectus, there are no other shares of Preferred Stock issued and outstanding. In addition, 6,956,787 shares of Common Stock are issuable pursuant to outstanding options and warrants discussed below.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders of Common Stock may not cumulate their votes in the election of directors, which means the holders of a majority of the outstanding Common Stock entitled to vote in any election of directors may elect all of the directors then being elected.

         Holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared in the discretion of the Board of Directors from sources legally available therefore, subject to any limitations which may be imposed by the terms of any outstanding series of Preferred Stock. At this time, the Company does not anticipate paying any cash dividends for the foreseeable future.

         Upon any dissolution of the Company, holders of Common Stock would be entitled to share pro rata in the assets after payment of corporate debts and expenses and all other priority claims, including the claims of holders of shares of Preferred Stock that may be issued and outstanding, including the Series A Preferred Stock.

         The Common Stock has no pre-emptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of the existing Series A Preferred Stock and holders of any other shares of any series of Preferred Stock that the Company may designate and issue in the future.

         The shares of Common Stock currently outstanding are, and when issued, the shares of Common Stock issuable upon exercise of the Redeemable Warrants will be, fully paid and non-assessable.

PREFERRED STOCK

         The Company's Articles of Incorporation authorize the Board of Directors to issue 10,000,000 shares of Preferred Stock from time to time in one or more series. The Board of Directors is authorized to determine, prior to issuing any such series of Preferred Stock and without any vote or action by the shareholders, the rights, preferences, privileges and restrictions of the shares of such series, including dividend rights, voting rights, terms of redemption, the provisions of any purchase, retirement or sinking fund to be provided for the shares of any series, conversion and exchange rights, the preferences upon any distribution of the assets of the Company, including in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the preferences and relative rights among each series of Preferred Stock.

         The ability of the Board of Directors of the Company to issue Preferred Stock, while providing flexibility in connection with acquisitions and corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. Except for the Series A Preferred Stock, there is currently no other outstanding Preferred Stock.

         Before the Company's initial public offering in December 1993, the Company had issued shares of Series I Preferred Stock, Series IA Preferred Stock and Series E Convertible Preferred Stock (the "Series E Preferred Stock"). All of those shares of preferred stock were converted into shares of Common Stock in connection with the Company's initial public offering. The Company granted the holders of the shares of Common Stock, into which such previously outstanding shares of preferred stock were converted, certain registration rights with respect to such shares.

         Series A Preferred Stock

         The Company has currently issued and outstanding 2,691,992 shares of Series A Preferred Stock. Each share of the Series A Preferred Stock is immediately convertible into one share of Common Stock, unless previously redeemed, at the option of the holders thereof at any time, subject to adjustment pursuant to customary anti-dilution provisions. The Company has the right at any time subsequent to March 5, 1998 to redeem the Series A Preferred Stock, in whole or in part, for a redemption price of $1.46 per share plus accrued and unpaid dividends, if any, by written notice mailed at least 30 days prior to the specified redemption date to each holder of Series A Preferred Stock at his address as it appears on the books of the Company, provided, however, that such notice may only be given if, for the 20 consecutive trading days preceding the notice, the closing price for the Company's Common Stock (if then trading on the over-the-counter market) is in excess of $2.00 per share.

         With respect to matters submitted to a vote of holders of Common Stock, the holders of Series A Preferred Stock are entitled to a number of votes equal to the number of shares of Common Stock (including fractional shares) into which such shares of Series A Preferred Stock are convertible from time to time. In such case, the holders of Common Stock and Series A Preferred Stock shall vote together as a class.

         Holders of Series A Preferred Stock are entitled to receive cumulative dividends at the annual rate of 8% of the stated value ($1.33 per share) of the Series A Preferred Stock. Such dividends are payable semi-annually at the Company's option, either in cash or in shares of Series A Preferred Stock, commencing on July 1, 1996.

         With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Stock will rank senior to the Common Stock, any additional class of Common Stock and any other series of preferred stock. In connection with the 1996 Private Offering, the Company agreed not to create or issue any new class or series of stock of any other securities convertible into Common Stock which is senior to the Series A Preferred Stock with respect to voting, dividends or redemption or upon liquidation, dissolution or winding up of the Company.

         The Company also granted the holders of the Series A Preferred Stock certain registration rights with respect to the Common Stock for which the Series A Preferred Stock are convertible.

COMMON STOCK WARRANTS

         The Company has currently issued and outstanding 1,346,930 Redeemable Common Stock Purchase Warrants (the "Common Stock Warrants"). The outstanding Common Stock Warrants are currently exercisable for an aggregate of 1,346,030 shares of Common Stock at an exercise price of $2.00 per share. The Common Stock Warrants are entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all or substantially all of the property of the Company, or other dilutive transactions. The Company has the right to reduce the exercise price or increase the number of shares of Common Stock issuable upon the exercise of the Common Stock Warrants.

         Each Common Stock Warrant expires on February 13, 2001 (the "Expiration Date"), unless previously redeemed by the Company. The Common Stock Warrants may be redeemed, in whole or in part, at a price of $.10 per warrant, by written notice mailed at least 30 days prior to the specified redemption date, to each holder of Common Stock Warrants at his address as it appears on the books of the Company. The Company, however, may only give such notice if, for the 20 consecutive trading days preceding the notice, the closing price for the Company's Common Stock

(if then listed on the Nasdaq National Market) or the closing bid for the Common Stock (if then traded on the over-the-counter market) is in excess of $3.50 per share.

         The Company also granted the holders of the Common Stock Warrants certain registration rights with respect to the Common Stock for which the Common Stock Warrants are exercisable.

1993 WARRANTS

         Prior to the Company's initial public offering, the Company issued warrants to the purchasers of the Series E Preferred Stock (the "1993 Warrants"), which as originally issued were exercisable for an aggregate of 353,531 shares of Common Stock at an exercise price of $9.90 per share. As of the date of this Prospectus, as a result of the anti-dilution provisions contained in the 1993 Warrants, the 1993 Warrants are currently exercisable for an aggregate of 498,321 shares of Common Stock at an exercise price of $5.83 per share. The 1993 Warrants are exercisable at any time until November 30, 1998. The 1993 Warrants are entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all or substantially all of the property of the Company, or other dilutive transactions.

         The 1993 Warrants are redeemable at the option of the Company at a price equal to $.10 per share of the Common Stock covered by the 1993 Warrant, on 30 days written notice, provided that the market price of the Common Stock equals or exceeds $12.544 for the 20 consecutive trading days ending within 10 days prior to the notice of redemption.

         The Company also granted the holders of the 1993 Warrants certain registration rights with respect to the 1993 Warrants and the Common Stock for which the 1993 Warrants are exercisable.

REDEEMABLE WARRANTS

         The Redeemable Warrants have been issued pursuant to the Warrant Agreement, dated December 3, 1993, as amended and restated on April 4, 1994, between the Company and Continental Stock Transfer and Trust Company, the warrant agent, and are evidenced by warrant certificates in registered form.

         Each Redeemable Warrant entitles the registered holder initially to purchase one share of Common Stock at an exercise price of $8.25 per share, (the "Exercise Price") subject to adjustment under certain circumstances. Each Redeemable Warrant may only be exercised in whole and may not be exercised in part or for fractional shares of Common Stock. The Redeemable Warrants are entitled to the benefit of adjustments in exercise price and in the number of shares of Common Stock issuable upon the exercise thereof in the event of certain dilutive transactions. As of the date of this Prospectus, as a result of the anti-dilution provisions contained in the Redeemable Warrants, the Redeemable Warrants are currently exercisable for an aggregate of 5,916,017 shares of Common Stock at an exercise price of $5.83 per share. The Redeemable Warrants are exercisable from December 3, 1994 through December 3, 1998. The Company has the right to reduce the Exercise Price or increase the number of shares of Common Stock issuable upon the exercise of the Redeemable Warrants.

         Each Redeemable Warrant expires on December 3, 1998 (the "Expiration Date"), subject to extension. The Company may at any time extend the Expiration Date of all outstanding Redeemable Warrants for such increased period of time as it may determine.

         The Company has the right at any time after March 3, 1995 to redeem the Redeemable Warrants in whole or in part for cancellation at a price of $.125 each, by written notice mailed at least 30 days prior to the redemption date, to each Redeemable Warrant holder at his address as it appears on the books of the warrant agent. Such notice may only be given within 10 days following any period of 20 consecutive trading days during which the average closing bid for the Common Stock (if then trading on the over-the-counter market) or the average closing price of the

Common Stock (if then listed on NASDAQ/NMS) equals or exceeds $13.20 per share, subject to adjustment for stock dividends, splits and similar events. If the Redeemable Warrants are called for cancellation, they must be exercised prior to the close of business on the date of any such redemption and cancellation or the right to purchase the applicable shares of Common Stock is forfeited.

         No holder, as such, of Redeemable Warrants will be entitled to vote or receive dividends or be deemed the holder of shares of Common Stock for any purpose whatsoever until such Redeemable Warrants have been duly exercised, and the Exercise Price has been paid in full.

EMPLOYEE STOCK OPTIONS AND OTHER OPTIONS AND WARRANTS

         The Company may grant officers, directors and key employees stock options with respect to the Company's Common Stock under the Company's Amended and Restated 1987 Stock Option Plan (the "1987 Stock Option Plan). The number of shares of Common Stock that may be issued under the 1987 Stock Option Plan is 188,522 shares. As of the date of this Prospectus, the Company has granted options under the 1987 Stock Option Plan for 171,091 shares of Common Stock at an exercise price of $2.625 per share. The options granted pursuant to the 1987 Stock Option Plan are exercisable at any time until June, 2005. Options granted under the 1987 Stock Option Plan are entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all or substantially all of the property of the Company, or other dilutive transactions.

         The Company may grant officers, directors, key employees and non-employees stock options with respect to the Company's Common Stock under the Company's 1994 Incentive and Non-Statutory Option Plan (the "1994 Stock Option Plan"). Subject to adjustment as set forth in the 1994 Stock Option Plan, 441,833 shares of Common Stock may be the subject of awards to directors, officers and employees of the Company. The 1994 Stock Option Plan also provides that 160,000 additional options may be granted to non-employee directors at the discretion of the Company. As of the date of this Prospectus, the Company has granted employee options for 399,390 shares at exercise prices between $2.00 and $3.75 per share. As of the date of this Prospectus, non-employee directors held options for 138,724 shares of Common Stock under the 1994 Stock Option Plan at exercise prices between $2.625 and $4.125 per share.

         Options granted under the 1994 Stock Option Plan are entitled to the benefit of adjustments in the exercise price and in the number of shares of Common Stock or other securities deliverable upon the exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation, merger, sale of all or substantially all of the property of the Company, or other dilutive transactions.

         In September 1995, the Board of Directors authorized the issuance of options not under the 1987 Stock Option Plan or the 1994 Stock Option Plan for up to 80,929 shares for Common Stock to key employees at an exercise price of $3.75 per share, the actual granting of such options are contingent upon the Company consummating certain transactions. As of the date of this Prospectus, the contingency has not been satisfied and these options have not been issued.

         At various times since its formation, the Company has also issued warrants exercisable for Common Stock to certain individuals for various services rendered to the Company. As of the date of this Prospectus, 245,061 of the following additional warrants were issued and outstanding:

                NUMBER OF OPTIONS               EXERCISE PRICE
                -----------------               --------------
                    13,679                          $25.59
                    43,882                            8.25
                    25,000                           3.875
                    50,000                           2.625
                    67,500                            2.00
                    45,000                            2.00

         Of the 245,061 warrants issued, no warrants have been exercised as of the date of this Prospectus. Each warrant expires at various time between 1997 and 2006.

TRANSFER AGENT

         The transfer agent for the Company's Common Stock and Redeemable Warrants is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.


                              PLAN OF DISTRIBUTION

         All of the Common Stock offered hereby will be sold, if at all, by the Company directly to the holders of the Redeemable Warrants.

         Pursuant to the terms of the Redeemable Warrants, the Company has the right to reduce the Exercise Price or increase the number of shares of Common Stock issuable upon the exercise of the Redeemable Warrants. The Company may engage JL&R or another registered broker dealer for purposes of soliciting the exercise of the Redeemable Warrants.

         In connection with the Company's initial public offering, the Company entered into an agreement with JL&R, who served as the underwriter of such offering which provides that upon the exercise of any Redeemable Warrants, to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company will pay JL&R a commission equal to five percent of the aggregate exercise price of such Redeemable Warrants. Unless granted an exemption by the Commission from its Rule 10b-6 under the Securities Exchange Act of 1934, as amended, JL&R will be prohibited from engaging in any market-making activities with regard to the Company's securities for the period from nine business days (or other such applicable period as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Redeemable Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that JL&R may have to receive a fee. As a result, JL&R may be unable to continue to provide a market for the Company's securities during certain periods while the Redeemable Warrants are exercisable.

                                 LEGAL MATTERS

         The validity of the securities offered hereby has been passed upon for the Company by Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201-2975.

                                    EXPERTS

         The balance sheets as of December 31, 1994 and 1995, and the statements of operations, shareholders' equity (deficit) and cash flows for the years ended December 31, 1994 and 1995 incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-KSB, to the extent and for the periods indicated in their report, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

================================================================================

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so to anyone to whom it is unlawful to make such offer or solicitation.



                            ---------------------

                              TABLE OF CONTENTS

                                                            Page
                                                            ----
             Available Information . . . . . . . . . . . . .   2
             Incorporation of Certain Information
               by Reference  . . . . . . . . . . . . . . . .   2
             The Company . . . . . . . . . . . . . . . . . .   4
             Use of Proceeds . . . . . . . . . . . . . . . .   4
             Risk Factors  . . . . . . . . . . . . . . . . .   5
             Forward Looking Statements  . . . . . . . . . .   5
             Selling Shareholders  . . . . . . . . . . . . .   5
             Plan of Distribution  . . . . . . . . . . . . .   7
             Description of Capital Stock and
               Options and Warrants  . . . . . . . . . . . .   8
             Legal Matters . . . . . . . . . . . . . . . . .  13
             Experts . . . . . . . . . . . . . . . . . . . .  13

================================================================================


================================================================================




                             POSITRON CORPORATION

                               5,916,017 SHARES
                               OF COMMON STOCK










                                 ------------

                                  Prospectus

                                 ------------










                                           , 1996


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses, all of which will be paid by the Registrant, in connection with the registration of the Common Stock offered hereby, other than commissions, are as follows:

SEC Registration Fee  . . . . . . . . . . . . . . . . . . . . .       $ 5,825
NASD Filing Fee . . . . . . . . . . . . . . . . . . . . . . . .           -0-
NASDAQ Filing Fee . . . . . . . . . . . . . . . . . . . . . . .        17,500
Printing and Engraving Expenses*  . . . . . . . . . . . . . . .         5,000
Legal Fees and Expenses*  . . . . . . . . . . . . . . . . . . .        10,000
Accounting Fees and Expenses* . . . . . . . . . . . . . . . . .         5,000
"Blue Sky" Fees and Expenses* . . . . . . . . . . . . . . . . .        10,000
Transfer Agent and Registrar Fees*  . . . . . . . . . . . . . .        10,000
Miscellaneous*  . . . . . . . . . . . . . . . . . . . . . . . .           675
                                                                       ======
    Total . . . . . . . . . . . . . . . . . . . . . . . . . . .       $64,000


- ----------------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Incorporation of Positron Corporation (the "Registrant") provides that directors and former directors of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transaction from which the director derived an improper benefit.

         The Registrant's By-laws grant mandatory indemnification to directors and officers of the Registrant to the fullest extent authorized under the Texas Business Corporation Act. In general, a Texas corporation may indemnify an officer or director who was, is or is threatened to be made a named defendant or respondent in a proceeding by virtue of his position in the corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Texas corporation may indemnify an officer or director in an action brought by or in the right of the corporation only if such officer or director was not found liable to the corporation, unless or only to the extent that a court finds him to be fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         The Registrant has entered into separate indemnification agreements with each of its directors pursuant to which the Registrant has agreed to indemnify each director to the extent permitted under The Texas Business Corporation Act.

         The form of Underwriting Agreement included as Exhibit 1 provides for indemnification of the Registrant and certain controlling persons under certain circumstances, including indemnification for liabilities under the Securities Act of 1933, as amended (the "Act").

ITEM 16. EXHIBITS

   1.     --    Form of Underwriting Agreement.(1)
   3.1    --    Articles of Incorporation of the Registrant.(1)
   4.1    --    Specimen Stock Certificate.(1)
   4.2    --    Amended Specimen Stock Certificate.(2)
   4.3    --    Form of Redeemable Warrant (included as a part of Exhibit 4.6).
   4.4    --    Amended Form of Redeemable Warrant.(2)
   4.5    --    Amended and Restated Warrant Agreement dated as of April 14,
                1994, by and between Positron Corporation and Continental Stock
                Transfer and Trust Company.(2)
   4.6    --    Warrant Agreement dated as of December 2, 1993, by and between
                Positron Corporation and Continental Stock Transfer and Trust
                Company (including form of Warrant Certificate).(1)
   5.1    --    Opinion of Vinson & Elkins L.L.P.(3)
  23.1    --    Consent of Coopers & Lybrand L.L.P.(3)
  23.2    --    Consent of Vinson & Elkins L.L.P. (included as a part of Exhibit
                5)
  24.     --    Power of Attorney (included on the signature page of Part II of this Registration Statement).
- ----------------

(1) The item listed is incorporated by reference herein to the Company's Registration Statement on Form SB-2 (file no. 3368722) as declared effective December 3, 1993.

(2) The item listed is incorporated by reference herein to the Company's Registration Statement on Form SB-2 (file no. 33-68722) as declared effective December 3, 1993, and as such has been further amended on
         May   , 1996 by Post-Effective Amendment No. 2 in order to reflect a registration statement on Form S-3.

(3)      Filed herewith.


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

                 (1) That it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                          (i) Include any prospectus required by section
                 10(a)(3) of the Securities Act;

                          (ii) Reflect in the prospectus any facts or events
                 which, individually or together, represent a fundamental change in the information in the registration statement; and

                          (iii) Include any additional or changed material
                 information on the plan of distribution.

                 Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to the Exchange Act that are incorporated by reference in the registration statement.

                 (2) That for determining liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offer.

                 (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the city of Houston, State of Texas on the 12th day of June, 1996.

                                     POSITRON CORPORATION


                                     By: /s/ WERNER J. HAAS
                                        ----------------------------------------
                                          Werner J. Haas, Ph.D.
                                          President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below authorizes and appoints each of Gary B. Wood, Ph.D., and David O. Rodrigue, and each of them severally, acting alone and without the other, as his attorney-in-fact to sign on his behalf individually and in the capacity stated below all amendments and post-effective amendments to this Registration Statement as either such attorney-in-fact may deem necessary or appropriate.

                 Signatures                                       Capacity                                     Date
                 ----------                                       --------                                     ----
       /s/  WERNER J. HAAS                    President, Chief Executive Officer (Principal
- -----------------------------------------     Executive Officer); Director                                  June 12, 1996
            Werner J. Haas, Ph.D.

         /s/  DAVID O. RODRIGUE               Chief Financial Officer and Secretary
- -----------------------------------------     (Principal Financial and Accounting Officer)                  June 12, 1996
              David O. Rodrigue

       /s/  GARY B. WOOD                      Chairman of the Board and Director
- -----------------------------------------                                                                   June 12, 1996
            Gary B. Wood, Ph. D.

        /s/  ROBERT M. GUEZURAGA              Director
- -----------------------------------------                                                                   June 12, 1996
             Robert M. Guezuraga

       /s/  K. LANCE GOULD                    Director
- -----------------------------------------                                                                   June 12, 1996
            K. Lance Gould, M.D.

 /s/  F. DAVID ROLLO                          Director
- -----------------------------------------                                                                   June 12, 1996
      F. David Rollo, M.D. Ph.D.,FACNP

       /s/  JOHN H. LARAGH                    Director
- -----------------------------------------                                                                   June 12, 1996
            John H. Laragh, M.D.

    /s/  RONALD B. SCHILLING                  Director
- -----------------------------------------                                                                   June 12, 1996
         Ronald B. Schilling, Ph.D.

      /s/  WILLIAM S. KISER                   Director
- -----------------------------------------                                                                   June 12, 1996
           William S. Kiser, M.D.

                              INDEX TO EXHIBITS


 Exhibit
 Number                       Description
 -------                      -----------

   1.     --    Form of Underwriting Agreement.(1)
   3.1    --    Articles of Incorporation of the Registrant.(1)
   4.1    --    Specimen Stock Certificate.(1)
   5.1    --    Opinion of Vinson & Elkins L.L.P.(3)
  23.1    --    Consent of Coopers & Lybrand L.L.P.(3)
  23.2    --    Consent of Vinson & Elkins L.L.P. (included as a part of Exhibit
                5)
  24.     --    Power of Attorney (included on the signature page of Part II of this Registration Statement).
- ----------------

(1) The item listed is incorporated by reference herein to the Company's Registration Statement on Form SB-2 (file no. 3368722) as declared effective December 3, 1993.

(2) The item listed is incorporated by reference herein to the Company's Registration Statement on Form SB-2 (file no. 33-68722) as declared effective December 3, 1993, and as such has been further amended on
         May   , 1996 by Post-Effective Amendment No. 2 in order to reflect a registration statement on Form S-3.

(3)      Filed herewith.